TOUCHSTONE INVESTMENT TRUST

           AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST


         The undersigned hereby certifies that she is the duly elected Secretary of Touchstone Investment Trust and that pursuant to Section 7.3 of the Restated Agreement and Declaration of Trust dated August 26, 1993, the Trustees, by means of an instrument in writing signed as of November 21, 2002 by a majority of such Trustees, adopted the following resolutions:

           "RESOLVED, that the name of the U.S. Government Money Market Fund series of the Trust, be changed to the `Touchstone U.S. Government Money Market Fund'; and

           FURTHER RESOLVED, that the name of the Intermediate Term U.S. Government Bond Fund series of the Trust, be changed to the `Touchstone Intermediate Term U.S.Government Bond Fund'; and

           FURTHER RESOLVED, that the name of the Institutional U.S. Government Money Market Fund series of the Trust, be changed to the `Touchstone Institutional U.S. Government Money Market Fund'; and

           FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary and appropriate, be amended to reflect the name change of such series; and

           FURTHER RESOLVED, that the officers of the Trust are authorized and directed to take all action as they deem necessary or desirable in order to carry out the foregoing resolutions."

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of this Agreement.

         Witness my hand this 21st day of November 2002.


                                                 /s/ Tina D. Hosking
                                                 ------------------------------
                                                 Tina D. Hosking, Secretary